As filed with the Securities and Exchange Commission on June 24, 2010.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONARCH FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	20-4985388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 Executive Blvd. Chesapeake, Virginia 23320	23320
(Address of Principal Executive Offices)	(Zip Code)

MONARCH FINANCIAL HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Brad E. Schwartz

Chief Executive Officer

Monarch Financial Holdings, Inc.

1101 Executive Blvd.

Chesapeake, Virginia 23320

(Name and address of agent for service)

(757) 389-5112

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $5.00 per share	630,000	$7.875	$4,961,250	$353.74

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2)	Pursuant to Rule 457(h), the offering price is based on the average of the high ($8.00) and low ($7.75) prices of a share of Common Stock as reported on the Nasdaq Capital Market on June 22, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”);

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 6, 2010 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Quarterly Report on Form 10-Q, filed on May 11, 2010;

(4)	the Registrant’s Current Reports on Form 8-K, filed on January 29, 2010, February 16, 2010, February 19, 2010, March 3, 2010, May 10, 2010, May 26, 2010 and June 18, 2010; and

(5)	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-1, filed October 14, 2009.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan, will be validly issued, fully paid and non-assessable. Attorneys employed by Williams Mullen beneficially owned an aggregate of approximately 800 shares of Common Stock as of June 18, 2010.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Virginia Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

Article VI of the Registrant’s Articles of Incorporation provides for the elimination of certain personal liability of directors and executive officers of the Registrant to the Registrant and its shareholders for any monetary damages arising by reason of the fact that such person is or was serving in such capacity. In addition, Article VI provides for the indemnification of persons who are or were directors, officers, employees or agents of the Registrant, or who are or were serving at the request of the Registrant in a similar capacity with another enterprise or entity, to the fullest extent authorized by the Virginia Code. Article VI also authorizes the Registrant to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not the Registrant would have the power to indemnify such expense, liability or loss under the Virginia Code.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation of Monarch Financial Holdings, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 14, 2009, incorporated by reference herein.

4.2	Articles of Amendment to the Articles of Incorporation of Monarch Financial Holdings, Inc. establishing the Series B Noncumulative Convertible Perpetual Preferred Stock, attached as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on November 25, 2009, incorporated by reference herein.

4.3	Bylaws of Monarch Financial Holdings, Inc., attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2010, incorporated by reference herein.

4.4	Specimen of Series B Noncumulative Convertible Perpetual Preferred Stock Certificate, attached as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on November 25, 2009, incorporated by reference herein.

4.5	Form of Registration Rights Agreement, attached as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 12, 2008, incorporated by reference herein

4.6	Form of Subscription Agreement, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 12, 2008, incorporated by reference herein

4.7	Junior Subordinated Debenture between Monarch Financial Holdings, Inc. and Wilmington Trust Company dated as of July 5, 2006, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 10, 2006, incorporated by reference herein.

4.8	Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Goodman & Company, LLP.*

24	Powers of Attorney (included on Signature Page).*

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on June 24, 2010.

MONARCH FINANCIAL HOLDINGS, INC.

By:	/S/ LYNETTE P. HARRIS
Lynette P. Harris
Executive Vice President and Chief Financial Officer
(On behalf of the Company and as principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Brad E. Schwartz and Lynette P. Harris, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/S/ LAWTON H. BAKER	June 24, 2010
Lawton H. Baker, Director

/S/ JEFFREY F. BENSON	June 24, 2010
Jeffrey F. Benson, Director

/S/ JOE P. COVINGTON, JR.	June 24, 2010
Joe P. Covington, Jr., Director

/S/ E. NEAL CRAWFORD, JR.	June 24, 2010
E. Neal Crawford, Jr., Executive Vice President and Director

/S/ TAYLOR B. GRISSOM	June 24, 2010
Taylor B. Grissom, Director

/S/ ROBERT M. OMAN	June 24, 2010
Robert M. Oman, Director

/S/ ELIZABETH T. PATTERSON	June 24, 2010
Elizabeth T. Patterson, Director

/S/ WILLIAM F. ROUNTREE, JR.,	June 24, 2010
William F. Rountree, Jr., President and Director

/S/ DWIGHT C. SCHAUBACH	June 24, 2010
Dwight C. Schaubach, Director

/S/ BRAD E. SCHWARTZ	June 24, 2010
Brad E. Schwartz, Chief Executive Officer and Director (as principal executive officer)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of Monarch Financial Holdings, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 14, 2009, incorporated by reference herein.

4.2	Articles of Amendment to the Articles of Incorporation of Monarch Financial Holdings, Inc. establishing the Series B Noncumulative Convertible Perpetual Preferred Stock, attached as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on November 25, 2009, incorporated by reference herein.

4.3	Bylaws of Monarch Financial Holdings, Inc., attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2010, incorporated by reference herein.

4.4	Specimen of Series B Noncumulative Convertible Perpetual Preferred Stock Certificate, attached as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on November 25, 2009, incorporated by reference herein.

4.5	Form of Registration Rights Agreement, attached as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 12, 2008, incorporated by reference herein

4.6	Form of Subscription Agreement, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 12, 2008, incorporated by reference herein

4.7	Junior Subordinated Debenture between Monarch Financial Holdings, Inc. and Wilmington Trust Company dated as of July 5, 2006, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 10, 2006, incorporated by reference herein.

4.8	Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Goodman & Company, LLP.*

24	Powers of Attorney (included on Signature Page).*

*	Filed herewith.